As filed with the Securities and Exchange Commission on July 28, 2025

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

LUMINAR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	83-1804317
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
2603 Discovery Drive, Suite 100
Orlando, Florida 32826
(Address of Principal Executive Offices) (Zip Code)

Non-Plan Inducement Restricted Stock Unit Award – Time-Based Vesting
Non-Plan Inducement Restricted Stock Unit Award – Fully Vested
Non-Plan Inducement Restricted Stock Unit Award – Performance-Based Vesting
(Full title of the plan)

Paul Ricci
Chief Executive Officer
2603 Discovery Drive, Suite 100
Orlando, Florida 32826
Telephone: (800) 532-2417
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Daniel S. Kim, Esq. Mitchell Zuklie, Esq. William L. Hughes, Esq. Orrick, Herrington & Sutcliffe LLP 631 Wilshire Boulevard Santa Monica, California 90401 Tel: (301) 633-2800	Alexander Fishkin, Esq. Chief Legal Officer 2603 Discovery Drive, Suite 100 Orlando, Florida 32826 Telephone: (800) 532-2417
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE
This Registration Statement on Form S–8 (“Registration Statement”) is being filed by Luminar Technologies, Inc. (the “Registrant”) for the purpose of registering an aggregate of 2,109,546 shares of Class A common stock, par value $0.0001 per share, of the Registrant (the “Class A Common Stock”), issuable pursuant to inducement awards consisting of 820,379 restricted stock units subject to time-based vesting, 468,788 restricted stock units that will be fully vested upon grant, and up to 820,379 restricted stock units subject to performance-based vesting (collectively, the “Inducement Awards”), to be granted to Paul Ricci pursuant to inducement award agreements as inducement for acceptance of employment with the Registrant as Chief Executive Officer. The Inducement Awards will be granted outside of the Registrant’s Amended and Restated 2020 Equity Incentive Plan as inducement material to Mr. Ricci’s entering into his employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information required by Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. The documents containing the information specified in Part I will be sent or given to the participant in the Inducement Awards covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents, and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which have been filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:
(a) The Registrant’s Annual Report on Form 10-K (File No. 001-38791) for the fiscal year ended December 31, 2024 filed on March 28, 2025, as amended by Form 10-K/A filed on April 30, 2025;
(b) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 filed on May 20, 2025;
(c) The Registrant’s Current Reports on Form 8-K filed on March 24 2025, March 28, 2025 (amending the Current Report filed on March 24, 2025), April 1, 2025, May 15, 2025, May 15, 2025, May 21, 2025, May 22, 2025, May 23, 2025, May 27, 2025 (amending a Current Report filed on May 15, 2025) and July 8, 2025; and
(d) The description of the Class A Common Stock of the Registrant contained in the Registrant’s Registration Statement on Form 8-A (No. 001-38791) filed with the Commission on January 31, 2019, including any other amendments or reports filed for the purpose of updating such description (including the “Description of Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934” included as Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, filed on March 28, 2025).
All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any portions thereof furnished by the Registrant, including but not limited to information furnished under Item 2.02 and Item 7.01 of Form 8-K and any exhibits furnished on such form that relate to such items and any certification required by 18 U.S.C. § 1350) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Orrick, Herrington & Sutcliffe LLP (“Orrick”) and certain attorneys within Orrick own and/or have an indirect interest in shares of Class A common stock, which represent less than 1% of the Registrant’s Class A common stock.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
The Registrant’s restated certificate of incorporation and the Registrant’s restated bylaws provide in effect that, subject to certain limited exceptions, they may indemnify their directors and officers to the extent authorized and permitted by the DGCL. The Registrant also maintain policies to insure its directors and officers, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, the Registrant has entered into contracts with certain directors and officers of the Registrant, providing for indemnification of such persons by the Registrant to the full extent authorized or permitted by law, subject to certain limited exceptions.
Pursuant to Section 102(b)(7) of the DGCL, the Registrant’s restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, a director or officer of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director or officer derived an improper personal benefit, (v) for directors, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, and (iv) for officers, in any action by or in right of the Company.
The Registrant’s restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, a director or officer shall not be liable to the Registrant or their stockholders for monetary damages for breach of fiduciary duty as a director or officer.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8.     Exhibits.
The following documents are filed as exhibits to this Registration Statement.

Incorporated by Reference
Exhibit Number	Description of Exhibit	Form	File No.	Exhibit/Appendix	Filing Date	Filed Herewith
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP.					X
23.1	Consent of Independent Registered Public Accounting Firm.					X
23.2	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).					X
24.1	Power of Attorney (included in the signature page to this Registration Statement).					X
99.1	Form of Notice of Restricted Stock Unit Award and Agreement – Time-Based Vesting.					X
99.2	Form of Notice of Restricted Stock Unit Award and Agreement – Fully Vested.					X
99.3	Form of Notice of Restricted Stock Unit Award and Agreement – Performance-Based Vesting.					X
107	Filing Fee Table.					X
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, Florida, on July 28, 2025.

LUMINAR TECHNOLOGIES, INC.

By:	/s/ Thomas J. Fennimore
Thomas J. Fennimore
Chief Financial Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Paul Ricci, Alexander Fishkin and Thomas J. Fennimore, and each of them, as his or her true and lawful attorney-in-fact and agent with the full power of substitution, for him or her, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments to this Registration Statement on Form S-8), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Paul Ricci	Chief Executive Officer, Director	July 28, 2025
Paul Ricci	(Principal Executive Officer)

/s/ Thomas J. Fennimore	Chief Financial Officer	July 28, 2025
Thomas J. Fennimore	(Principal Financial and Accounting Officer)

/s/ Alec E. Gores	Director	July 28, 2025
Alec E. Gores

/s/ Mary Lou Jepsen, PhD	Director	July 28, 2025
Mary Lou Jepsen, PhD

/s/ Shaun Maguire, PhD	Director	July 28, 2025
Shaun Maguire, PhD

/s/ Katharine A. Martin	Director	July 28, 2025
Katharine A. Martin

Director
Austin Russell

/s/ Dominick Schiano	Director	July 28, 2025
Dominick Schiano

/s/ Matthew J. Simoncini	Director	July 28, 2025
Matthew J. Simoncini

/s/ Daniel D. Tempesta	Director	July 28, 2025
Daniel D. Tempesta